UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2023
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware			1-4797	36-1258310
(State or other jurisdiction of incorporation)			(Commission File No.)	(I.R.S. Employer Identification No.)

155 Harlem Avenue	Glenview	IL		60025
(Address of principal executive offices)				(Zip Code)
Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ITW	New York Stock Exchange
0.250% Euro Notes due 2024	ITW24A	New York Stock Exchange
0.625% Euro Notes due 2027	ITW27	New York Stock Exchange
2.125% Euro Notes due 2030	ITW30	New York Stock Exchange
1.00% Euro Notes due 2031	ITW31	New York Stock Exchange
3.00% Euro Notes due 2034	ITW34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition

On August 1, 2023, Illinois Tool Works Inc. (the "Company") announced its 2023 second quarter results of operations in the press release furnished as Exhibit 99.1.

Non-GAAP Financial Measures

The Company uses free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. The Company believes this non-GAAP financial measure, along with free cash flow to net income conversion rate, are useful to investors in evaluating the Company’s financial performance and measures the Company's ability to generate cash internally to fund Company initiatives. Free cash flow represents net cash provided by operating activities less additions to plant and equipment. Free cash flow is a measurement that is not the same as net cash flow from operating activities per the statement of cash flows and may not be consistent with similarly titled measures used by other companies. A reconciliation of free cash flow to net cash provided by operating activities is included in the press release furnished as Exhibit 99.1.

The Company uses after-tax return on average invested capital ("After-tax ROIC") to measure the effectiveness of its operations' use of invested capital to generate profits. After-tax ROIC is not defined under U.S. generally accepted accounting principles ("GAAP"). After-tax ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company's ability to generate returns from cash invested in its operations and may be different than the method used by other companies to calculate After-tax ROIC. The Company defines After-tax ROIC as operating income after taxes divided by average invested capital, which is annualized when presented in interim periods. Operating income after taxes is a non-GAAP measure consisting of net income before interest expense and other income (expense), on an after-tax basis, which are excluded as they do not represent returns generated by the Company's operations. For comparability, the Company also excluded the discrete tax benefit of $20 million in the second quarter of 2023 from net income and the effective tax rate for the three and six months ended June 30, 2023. Additionally, for comparability, the Company excluded the discrete tax benefit of $51 million in the second quarter of 2022 from net income and the effective tax rate for the three and six months ended June 30, 2022. Additionally, for comparability, the Company also excluded the discrete tax benefits of $32 million in the fourth quarter of 2022 and $51 million in the second quarter of 2022 from net income and the effective tax rate for the year ended December 31, 2022. Total invested capital represents the net assets of the Company, other than cash and equivalents and outstanding debt which do not represent capital investment in the Company's operations. The most comparable GAAP measure to operating income after taxes is net income. Calculations of net income to average invested capital and After-tax ROIC are included in the press release furnished as Exhibit 99.1.

The Company presented diluted net income per share for the three months ended June 30, 2023 and 2022 excluding the discrete tax benefits of $20 million in the second quarter of 2023 and $51 million in the second quarter of 2022, respectively, and diluted net income per share for the twelve months ended December 31, 2022 excluding the net impact of gains from two divestitures in the fourth quarter of 2022. The Company believes these non-GAAP measures enhance investors' understanding of the Company's underlying financial performance and improve comparability with other periods. A reconciliation of these non-GAAP measures to diluted net income per share is included in the press release furnished as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

	Exhibit Number	Exhibit Description

	99.1	Press Release issued by Illinois Tool Works Inc. dated August 1, 2023 (furnished pursuant to Item 2.02).
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: August 1, 2023	By: /s/ Michael M. Larsen
Michael M. Larsen
Senior Vice President & Chief Financial Officer